Exhibit 99.1

G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.

Contact: Investor Relations
James Palczynski
(203) 682-8229

Neal S. Nackman, Chief Financial Officer
G-III Apparel Group, Ltd.
(212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES RECORD THIRD QUARTER

FISCAL 2015 RESULTS

— Net Sales Increase 21% to $812 Million in the Third Quarter —

— Non-GAAP Net Income per Diluted Share of $3.09 for the Third Quarter Exceeds Previous Guidance —

— Full Year Non-GAAP Net Income per Diluted Share Guidance Increases to Between $4.20 and $4.35 —

New York, New York – December 3, 2014 – G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the third quarter of fiscal 2015 that ended October 31, 2014.

For the third quarter ended October 31, 2014, G-III reported that net sales increased by 21% to $812.3 million from $668.7 million in the year-ago period. This year’s quarter included net sales of approximately $66 million from the G.H. Bass business that was acquired in November 2013. Excluding these sales, net sales increased by 12% compared to the comparable quarter last year.

The Company’s net income for the third quarter increased to $80.6 million, or $3.53 per diluted share, from $59.6 million, or $2.85 per diluted share, in the prior year’s comparable period. On an adjusted basis, excluding (i) items resulting in other income in the quarter ended October 31, 2014 equal to $0.44 per share, net of taxes, and (ii) expenses in the quarter ended October 31, 2013 associated with the Company’s acquisition of G.H. Bass & Co. and other potential transactions equal to $0.03 per share, net of taxes, non-GAAP net income per diluted share for the third quarter increased to $3.09 from $2.88 in the prior year’s third quarter. A reconciliation of GAAP net income per share to non-GAAP net income per share is presented in a table accompanying the condensed financial statements included in this release.

1

Morris Goldfarb, G-III’s Chairman, Chief Executive Officer and President, said, “We are pleased to report a record third quarter. Our outerwear shipments were strong and that business performed well at retail. We experienced growth in several other areas of our business. Our sportswear and dress businesses also contributed to our increased sales and earnings. We believe we are well positioned for the remainder of the year.”

Mr. Goldfarb continued, “We are expecting a good holiday season for both our wholesale and retail businesses. Diversification across channels is supported by a strong brand portfolio that has resulted in our significant growth over the past several years. Our team and culture have never been more energized and we remain focused on continuing to implement successful business strategies and creating value for our shareholders.”

Outlook

The Company today revised its prior guidance for the full fiscal year ending January 31, 2015 to reflect its strong third quarter financial performance. The Company is now forecasting net sales of approximately $2.13 billion compared to its previous guidance of $2.11 billion. It now expects net income to be between $103.0 million and $106.0 million, or a range between $4.65 and $4.80 per diluted share, compared to its previous guidance of net income between $90.6 million and $93.9 million, or a range between $4.00 and $4.15 per diluted share. Both the prior and revised guidance includes $0.16 of dilution from the impact of our sale of 1,725,000 shares in a public offering completed in June of this year. In addition, the current annual guidance includes the other income items included in our results for the third quarter equal to $0.45 per share, net of taxes.

The Company is forecasting non-GAAP net income per diluted share for the full 2015 fiscal year between $4.20 and $4.35 compared to $3.74 for the 2014 fiscal year.

The Company is now projecting adjusted EBITDA for fiscal 2015 to increase between 20% and 24% to between $176.5 million and $181.5 million compared to adjusted EBITDA of $147.1 million in fiscal 2014 and increasing from its previous guidance of adjusted EBITDA of between approximately $174.0 million and $179.4 million.

The forecasted non-GAAP net income per share and forecasted adjusted EBITDA for the full fiscal 2015 year reflect adjustments that exclude (i) items resulting in other income in fiscal 2015 equal to $0.45 per share, net of taxes, and (ii) expenses associated with the Company’s acquisition of G.H. Bass & Co. and other potential transactions incurred in fiscal 2014 equal to $0.03 per share, net of taxes.

Non-GAAP net income per diluted share and adjusted EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with U.S. GAAP. Reconciliations of forecasted GAAP net

2

income per share to forecasted non-GAAP net income per share and of GAAP net income to adjusted EBITDA are included in tables accompanying the condensed financial statements in this release.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, women’s suits and women’s performance wear, as well as footwear, luggage and women’s handbags, small leather goods and cold weather accessories, under licensed brands, our own brands and private label brands. G-III sells swimwear, resort wear and related accessories under our own Vilebrequin brand. G-III also sells outerwear, dresses and performance wear under our own Andrew Marc and Marc New York brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Kenneth Cole, Cole Haan, Guess?, Tommy Hilfiger, Jones New York, Jessica Simpson, Vince Camuto, Ivanka Trump, Nine West, Ellen Tracy, Kensie, Mac & Jac, Levi’s and Dockers brands. Through our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Bass, G.H. Bass, G-III Sports by Carl Banks, Eliza J, Black Rivet, Jessica Howard and Winlit. G-III also operates retail stores under the Wilsons Leather, Bass, G.H. Bass & Co., Vilebrequin, Calvin Klein Performance and Andrew Marc names.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

3

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGS:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2014	2013	2014	2013

Net sales	$812,330	$668,702	$1,602,532	$1,245,476
Cost of sales	517,078	441,757	1,028,762	826,654
Gross profit	295,252	226,945	573,770	418,822
Selling general and administrative expenses	176,383	125,457	430,433	300,329
Depreciation and amortization	5,589	3,158	14,770	9,523
Operating profit	113,280	98,330	128,567	108,970
Other income	11,950	—	11,950	—
Interest and financing charges, net	(1,988)	(2,592)	(5,988)	(6,183)
Income before taxes	123,242	95,738	134,529	102,787
Income tax expense	43,469	36,381	47,758	39,059
Net income	79,773	59,357	86,771	63,728
Add: Loss attributable to non-controlling interest	842	238	1,370	577

Income attributable to G-III	$80,615	$59,595	$88,141	$64,305

Net income per common share:
Basic	$3.60	$2.92	$4.12	$3.17
Diluted	$3.53	$2.85	$4.04	$3.09

Weighted average shares outstanding:
Basic	22,411	20,399	21,370	20,290
Diluted	22,862	20,911	21,841	20,818

Selected Balance Sheet Data (in thousands):	At October 31,
	2014	2013
Cash	$49,158	$29,811
Working Capital	540,254	343,607
Inventory	436,367	323,334
Total Assets	1,224,401	1,004,600
Short-term Revolving Debt	153,853	215,782
Long-term Debt	-	20,287
Total Stockholders' Equity	748,244	505,840

4

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF ACTUAL AND FORECASTED GAAP NET INCOME PER SHARE TO ACTUAL AND FORECASTED NON-GAAP NET INCOME PER SHARE

(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2014	2013	2014	2013

GAAP diluted net income per common share	$3.53	$2.85	$4.04	$3.09
Excluded from Non-GAAP:
Other income items, net of taxes	(0.44)	-	(0.46)	-

Expenses associated with the G.H. Bass acquisition and other potential transactions, net of taxes	-	0.03	-	0.03
Non-GAAP diluted net income per common share	$3.09	$2.88	$3.58	$3.12

	Forecasted Twelve Months Ending January 31, 2015	Actual Twelve Months Ended January 31, 2014

GAAP diluted net income per common share	$4.65 - $ 4.80	$3.71
Excluded from Non-GAAP:
Other income items, net of taxes	(0.45)	-

Expenses associated with the G.H. Bass acquisition and other potential transactions, net of taxes	-	0.03
Non-GAAP diluted net income per common share	$4.20 - $ 4.35	$3.74

Non-GAAP diluted net income per share is a “non-GAAP financial measure” that excludes (i) items resulting in other income in the fiscal 2015 periods which consists of (a) the sale of the right to operate Calvin Klein Performance stores in Asia, including the sale of the Company’s interest in a joint venture that operated Calvin Klein Performance stores in China, (b) the reduction of a portion of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin, and (c) the early extinguishment of debt due to the seller of Vilebrequin for an amount less than the principal amount of this debt and (ii) expenses associated with the acquisition of G.H. Bass and other potential transactions in the fiscal 2014 periods. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding items ofother income and discrete expenses associated with the acquisition of G.H. Bass and other potential transactions that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP

5

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Adjusted EBITDA Twelve Months Ending January 31, 2015	Actual Adjusted EBITDA Twelve Months Ended January 31, 2014

Net income	$103,000 - $ 106,000	$77,360

Other income items	(11,950)	-
Expenses associated with the G.H. Bass acquisition and other potential transactions	-	1,028

Depreciation and amortization	20,500	13,676

Interest and financing charges, net	8,125	9,223

Income tax expense	56,825 – 58,825	45,826

Adjusted EBITDA, as defined	$176,500 - $ 181,500	$147,113

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes (i) items resulting in other income in the fiscal 2015 period which consists of (a) the sale of the right to operate Calvin Klein Performance stores in Asia, including the sale of the Company’s interest in a joint venture that operated Calvin Klein Performance stores in China, (b) the reduction of a portion of the estimated contingent consideration payable in connection with the acquisition of Vilebrequin, and (c) the early extinguishment of debt due to the seller of Vilebrequin for an amount less than the principal amount of this debt and (ii) expenses associated with our acquisition of G.H. Bass & Co. and other potential transactions in the fiscal 2014 period. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

6